Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES THIRD QUARTER EARNINGS

Aiken, South Carolina (January 30, 2009) - Security Federal Corporation (“Company”) (OTCBB:SFDL.OB), the holding company of Security Federal Bank (“Bank”), today announced earnings for the third quarter of its fiscal year ending March 31, 2009.  The Company reported net income available to common shareholders of $462,000 or $0.19 per common share (basic) for the three months ended December 31, 2008, compared to $1.04 million or $0.40 per common share (basic) for the three months ended December 31, 2007.  For the nine months ended December 31, 2008, net income available to common shareholders was $2.05 million or $0.81 per common share (basic) compared to $3.26 million or $1.26 per common share (basic) for the nine months ended December 31, 2007.  The decreases in earnings for the three and the nine month periods are primarily a result of a decrease in net interest margin, the Bank’s decision to increase the provision for loan losses as a result of the weakening economy and an increase in general and administrative expenses attributable to costs associated with the Bank’s recent expansion in two new market areas.

The Bank’s net interest margin continued to shrink as a result of the precipitous decline in interest rates in recent quarters in conjunction with the Federal Reserve’s decision to lower rates during the current quarter. This significant decrease in rates in addition to the Bank’s efforts to maintain competitive deposit rates within its primary market area resulted in a nine basis point decrease in net interest margin to 2.52% for the three months ended December 31, 2008 compared to 2.61% for the comparable quarter in the previous year. For the nine months ended December 31, 2008, net interest margin decreased 17 basis points to 2.56% from 2.73% for the same period in 2007. Despite the decrease in margin, net interest income increased in the three and nine months ended December 31, 2008, respectively, when compared to the same periods in the previous year. For the three months ended December 31, 2008, net interest income increased $514,000 or 10.3% to $5.49 million compared to $4.98 million for the three months ended December 31, 2007. For the nine months ended December 31, 2008, net interest income increased $963,000 or 6.37% to $16.08 million compared to $15.12 million for the nine months ended December 31, 2007.  This increase in net interest income, despite the decrease in margin, is the result of growth in average interest earning assets during the period.

Conditions in the local and national economy continued to deteriorate during the quarter ended December 31, 2008 as a result of the recession. Rising unemployment rates and further decline in the housing market negatively impacted borrowers’ ability to repay their loan obligations. Additions to the allowance for loan losses were $525,000 and $1.03 million for the quarter and nine month periods ended December 31, 2008, respectively compared to $150,000 and $450,000, respectively, for the same periods in the prior year. The increase in both periods reflects the Bank’s concern for the condition of the local and national economy coupled with an increase in non-performing assets within its loan portfolio. Non-performing assets, which consist of non-accrual loans and repossessed assets, increased $4.95 million to $11.73 million at December 31, 2008 from $6.79 million at March 31, 2008. Despite this increase, non-performing assets comprised less than 2% of gross loans at December 31, 2008 and March 31, 2008, respectively. The Bank also maintained relatively low and stable trends related to net charge-offs. Annualized net charge-offs as a percent of gross loans were 0.08% for the quarter ended December 31, 2008 compared to 0.02% for the year ended March 31, 2008 and 0.05% for the quarter ended December 31, 2007. Management of the Bank continues to be concerned about current market conditions and closely monitors the loan portfolio on an ongoing basis to proactively identify any potential issues.

Non-interest income for the current quarter was $1.02 million compared to $1.03 million for the comparable quarter in 2007. For the nine months ended December 31, 2008, non-interest income was $3.20 million, an increase of $64,000 or 2.04% when compared to $3.14 million for the same period in the prior year. General and administrative expenses increased $918,000 or 21.18% to $5.25 million for the three months ended December 31, 2008 and $2.18 million or 16.83% to $15.14 million for the nine months ended December 31, 2008 compared to $4.33 million and $12.96 million, respectively, for the same periods in the previous year. The increases in both periods were the result of increased personnel and property costs related to the Bank’s recent expansion into two new market areas: Richland County in South Carolina and Columbia County in Georgia.

Security Federal is committed to serving its local communities through expanded lending activities and economic development. As previously announced, Security Federal is participating in the Treasury’s Capital Purchase Program, a voluntary program made available only to healthy financial institutions, through the issuance of $18.00 million in senior preferred stock and warrants to the United States government. This is not to be confused with the rescue portion of the Troubled Asset Relief Program which allows the Treasury to purchase troubled assets from struggling financial institutions, a program in which the Bank is not participating. In accordance with the intentions of the Capital Purchase Program, Security Federal continues to use the proceeds from this issuance of stock to make credit available to consumers and businesses within the local communities it serves. Despite the tremendous challenges facing the banking industry, Security Federal has maintained positive earnings, a strong liquidity position and is well capitalized in accordance with regulatory standards.

Total assets at December 31, 2008 were $934.95 million compared to $840.03 million at March 31, 2008, an increase of $94.92 million or 11.30% for the nine-month period.  Net loans receivable increased $79.39 million or 15.33% to $597.32 million at December 31, 2008 from $517.93 million at March 31, 2008.  Total deposits increased $29.79 million or 5.04% to $620.64 million at December 31, 2008 compared to $590.85 million at March 31, 2008.  Federal Home Loan Bank advances, other borrowings, and junior subordinated debentures increased $47.12 million or 24.02% to $243.29 million at December 31, 2008 from $196.17 million at March 31, 2008.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia.  Additional financial services are provided by three of the Bank’s wholly owned subsidiaries, Security Federal Insurance, Inc., Security Federal Investments, Inc., and Security Federal Trust, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2008.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

	INCOME STATEMENT HIGHLIGHTS
	(In Thousands, except for Earnings per Common Share)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2008	2007	2008	2007

Total interest income	$12,254	$12,737	$36,430	$37,290

Total interest expense	6,762	7,759	20,351	22,174

Net interest income	5,492	4,978	16,079	15,116

Provision for loan losses	525	150	1,025	450

Net interest income after
provision for loan losses	4,967	4,828	15,054	14,666

Non-interest income	1,020	1,028	3,202	3,138

Non-interest expense	5,245	4,327	15,142	12,960

Income before income taxes	742	1,529	3,114	4,844

Provision for income taxes	253	488	1,038	1,580

Net income	489	1,041	2,076	3,264

Preferred stock dividends	27	-	27	-

Net income available to
common shareholders	$462	$1,041	$2,049	$3,264

Earnings per common share	$0.19	$0.40	$0.81	$1.26

	BALANCE SHEET HIGHLIGHTS
	(In Thousands, except for Book Value per Common Share and Ratios)

		December 31, 2008	March 31, 2008

Total assets		$934,954	$840,030

Cash and cash equivalents		9,706	10,539

Total loans receivable, net		597,322	517,932

Investment and mortgage-backed securities		276,436	264,312

Deposits		620,643	590,850

Borrowings		243,294	196,173

Shareholders' equity		65,221	47,496

Book value per common share		$19.21	$18.76

Total risk based capital ratio (1)		12.43%	10.60%

Non performing assets to total assets		1.25%	0.81%

Allowance as a percentage of gross loans		1.43%	1.53%

(1)- This ratio is calculated using Bank only information and not consolidated information